                                  [LETTERHEAD]

October 14, 1999


Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, California 92660

Dear Sirs:

In my capacity as Senior Vice President and General Counsel of Pacific Life & Annuity Company ("PL&A"), I, or attorneys employed by PL&A under my general supervision, have supervised the establishment of Separate Account A of Pacific Life & Annuity Company on September 24, 1998, which has been authorized by resolution of the Board of Directors of PL&A adopted on July 1, 1998, concerning Separate Account A as the separate account for assets applicable to Pacific Portfolios individual flexible premium deferred variable annuity contracts ("contracts"), pursuant to the provisions of A.R.S. Section(s) 20-2633, 20-651, 20-515 and 20-536.01 of the Insurance Code of the State of Arizona. Moreover, I have been associated with the preparation of the Registration Statement on Form N-4 ("Registration Statement"), filed by PL&A and Separate Account A (File No. 333-71081) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of interests in the Separate Account A funding the contracts.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

         1. PL&A has been duly organized under the laws of the State of Arizona and is a validly existing corporation.

         2. Pacific Select Separate Account A is duly created and validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

         3. The portion of the assets to be held in Separate Account A equal to the reserves and other liabilities under the Pacific Portfolios Contracts and any other contracts issued by PL&A that are supported by Separate Account A is not chargeable with liabilities arising out of any other business PL&A may conduct.

         4. The Pacific Portfolios Contracts have been duly authorized by PL&A and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of PL&A, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ David R. Carmichael

David R. Carmichael
Senior Vice President and
General Counsel

DRC/evm